OMNI  NUTRACEUTICALS,  INC.  TERM  SHEET
                                  MARCH  11,  2000

This term sheet sets forth the principal terms and conditions of pursuant to which American Equities, LLC, a California limited liability company and its assignees ("American Equities" or "Investor") will purchase from Omni Nutraceuticals, Inc., a Utah corporation (the "Company"), (i) an aggregate amount of $2,000,000 of its 5% Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), and (ii) warrants to purchase up to 500,000 shares of the Company's common stock. The parties shall amend that certain Stock Purchase Agreement, dated as of January 24, 2000, by and between the Company, American Equities, HealthZone.com and Corporate Financial Enterprises, Inc. (the "Stock Purchase Agreement") to accomplish all of the following terms.

Issuers:     Omni  Nutraceuticals,  Inc.,  a  Utah  corporation (the "Company").

Series A Preferred Stock     1.  The Company will issue 2,000,000 shares
Issuance:                        of its Series  A Preferred  Stock  to American
                                 Equities against receipt by the Company of $2,000,000 payable in immediately available funds wire transferred for deposit in the Company's account. The Series -A Preferred
                                 Stock  will  be  convertible  into common stock
                                 ("Common Stock") of the Company initially at a conversion price equal to $1.50 per share of Common Stock, subject to adjustment pursuant to customary anti-dilution provisions as described below. This shall replace the obligation of American Equities to purchase additional securities of the Company as set forth in Section 1.1 (d) of the Stock Purchase
                                 Agreement, the provisions of which shall be deleted in their entirety and the remainder of the Stock Purchase Agreement shall be amended to reflect the foregoing.

                            2. The Company shall issue to American Equities a warrant to purchase up to 500,000 shares of Common Stock at an exercise price equal to $2.50 per share. Such warrant shall contain customary anti-dilution and cashless exercise provisions; and shall have the same registration rights as the Series A Preferred Stock. See "Company Warrants" below:

Exemption:     The  issuance  of the securities to American Equities is intended to qualify  for  the  exemption  from  registration  afforded  by
               Section 4(2) and  Regulation D promulgated under the  Securities
               Act  of  1933,  as amended.

PRINCIPAL  TERMS  OF  THE  SERIES  A  PREFERRED  STOCK:


Dividends:

The Series A Preferred Stock will accrue cumulative dividends at the rate of 5% per annum, payable semi-annually in arrears every June 1 and January 1
(pro-rated  for  any  period  in  which  the  Series  A     Preferred  Stock  is
outstanding for less one semi-annual period). Such payments shall be payable, out of funds legally available therefore, if, as and when declared by the Board of Directors, and at the Company's option, maybe payable in cash or in additional Series A Preferred Stock, valued at $1.50 per share.

Conversion:

The Series A Preferred Stock will be convertible into Common Stock, at any time and from time to time after six months from the Closing Date, initially at a conversion price equal to $1.50. Such conversion price shall be adjusted for stock or other equity dividends, subdivisions, split ups or reclassifications of Common Stock, capital reorganizations, mergers or consolidations, and other similar events, as well as certain issuances of equity securities as described below in "Anti-Dilution" (such ratio, as adjusted and in effect from time to time, is referred to herein' as the "Conversion Price").

Anti-Dilution:

In the event that the Company issues any equity securities, including preferred stock, Common Stock or securities exchangeable for or convertible into Common Stock, or rights to acquire Common Stock (in each case other than the Series A Preferred Stock or warrants issued pursuant to this Agreement, any warrants and options outstanding on December 30, 1999, and up to 2,000,000 employee or other options granted after December 30, 1999 under the Company's Long Term Stock Incentive Plan, as amended from time to time), at a price per share of Common Stock (assuming immediate conversion or exercise of any security convertible into or exchangeable for Common Stock) (the "Sale Price") less than the higher of (i) $1.50, or (ii) the then fair market value of the Common Stock, the Conversion Price with respect to the Series A Preferred Stock will be reduced to the lower of (x) such Sale Price, or (y) the product of the old Conversion Price multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding as of the date prior to such sale or issuance, and the denominator of which shall be the number of shares of Common Stock (on a fully diluted basis) outstanding immediately after such sale or issuance. The Series A Preferred Stock shall have customary anti-dilution rights in the event of any merger, sale,
recapitalization,  consolidation  or  other     similar  event

LIQUIDATION  PREFERENCE:

In the event of any liquidation or winding up of the Company, the holders of Series A Preferred Stock will be entitled to receive, in preference to the holders of any other series of preferred stock ranking junior to the Series A Preferred Stock and the holders of Common Stock (whether now in existence or created hereafter), an amount equal to $0.60 per share, plus accrued and unpaid dividends. Any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or any sale or disposition of all or substantially all of its assets (a "Liquidating Event") shall be deemed to be a liquidation or winding up for purposes of the liquidation preference.

Other  Terms:

BOARD  OF  DIRECTORS:

ALBERT KASHANI will have the right to nominate and elect one-fifth of the directors to of the Board of Directors, rounded up to the nearest whole director. The Company will enter into an indemnity agreement with such director, and shall reimburse such director for reasonable expenses incurred in attending meetings or otherwise on behalf of the Company. The Company's present obligation to use its reasonable best efforts to amend the Company's bylaws in order to fix the number of directors at six (6) shall be terminated and the voting provisions currently set forth in the terms of the outstanding shares of Series A Preferred Stock shall be amended accordingly to conform with the foregoing.

INCENTIVE  STOCK  OPTIONS:

The director appointed by the holders of the Series A Preferred Stock shall receive such compensation as is usually and customarily granted to other outside directors of the Company, but in no event less than a director's option to purchase 75,000 shares of Common Stock, at an exercise price of $2.25 per share, which shall be registered on a Form. S-8 within 30 days following the Closing Date. The option will vest according to the following schedule:


% of  Options  Awarded     Vesting  Period
-----------------------     ---------------
25%                         Upon  being  awarded

Remaining  75%              In  12  equal  monthly  installments
                            calculated  in  arrears
                            commencing  on  the  first  month
                            after  being  awarded

Voting  Rights:

On all matters not specifically outlined herein, holders of the Series A Preferred Stock shall be entitled to vote together with the Common Stock as a single class on all matters submitted to a vote of the holders of Common Stock, as if such Series A Preferred Stock were converted immediately prior to such vote. Consent of a majority of the holders of outstanding shares of Series A Prefered Stock, voting as a single class, will be required to approve any of the following: (i) any creation, authorization, sale or issuance of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to voting, liquidation or dividend rights, (ii) any issuance of additional shares of Series A Preferred Stock, other than in payment of dividends on the Series A Preferred Stock, (iii) any merger or consolidation where the Company is not the surviving corporation (unless provision is made in such merger or consolidation for the issuance to such holders of Series A Preferred Stock of securities with substantially similar rights privileges and preferences as the Series A Preferred Stock), (iv) any sale of all or substantially all of the assets of the Company, (v) any sale of capital stock of any subsidiary of the Company to any affiliate of the Company, or to any affiliate of flee Irwin, (vi) any change in the relative rights, privileges and. preferences of the Series A Preferred Stock, or
(vii) any spin-off of HealthZone Common Stock, reverse merger of HealthZone, or any other similar transaction in connection with HealthZone which would have the effect of impeding an initial public offering of the common stock of HealthZone. It is intended by the parties that HealthZone will file a registration statement registering the initial public offering of its common stock in a firm commitment, fully underwritten public offering when, in the opinion of the board of directors of HealthZone, such offering is appropriate.

REGISTRATION  RIGHTS:

With respect to the Common Stock into which the Series A Preferred Stock is convertible, holders of Series A Preferred Stock will receive one demand registration beginning one year after the Closing Date and unlimited
"piggyback"  registration  rights,  subject  to  reasonable     underwriters'
marketing limitations. The Company shall pay all registration expenses (other than commissions and selling expenses) associated with such registration. The holders of Series A Preferred Stock shall not have the right to exercise any registration rights so long as (i) the Common Stock issuable upon conversion of the Series A Preferred Stock is then registered for resale under the Securities Act of 1933, as amended, or (ii) such stock is then eligible for unrestricted sale pursuant to Rule 144(k) or its equivalent. The Company shall, on or before April 25, 2000 (the "Required Filing Date"), file a registration statement covering the Common Stock underlying the Series A Preferred Stock and the Warrants. Such registration statement shall be effective on or before June 22, 2000 (the "Required Effective Date"). If, for any reason, such registration statement is not filed on or before the Required Filing Date, or declared effective on or before the Required Effective Date, the holders of the Series A Preferred Stock and Warrants shall be entitled to liquidated damages equal to the greater of (i) 0.067% of the fair market value of the Common Stock into which the Series A Preferred Stock is then convertible and the Warrants are then exercisable for each day following the Required Filing Date and/or Required Effective Date, or (ii) the product of (x) the number of shares of Common Stock into which the Series A Preferred Stock is convertible and the Warrants are exercisable on the Required Filing Date or the Required Effective Date (as applicable), multiplied by the difference between the closing price reported for the Common Stock on the Required Effective Date, and the closing price reported for the Common Stock on the date such registration statement is declared effective ("Delay Damages"). The Company shall pay all registration expenses (other than commissions and selling expenses) associated with such registration, and shall keep such registration statement effective and current for a period of not less than two .years. No other securities will be included in the registration statement other than the securities described above and securities subject to outstanding piggyback registration rights without the written consent of American Equities. American Equities and Corporate Financial Enterprises shall waive any damages due as a result of the Company's failure to file the registration statement referred to in Section 5 of that certain Registration Rights Agreement, dated January 24, 2000, so long as such registration statement is filed by the Required Filing Date and declared effective by the Required Effective Date.

SECURITIES  PURCHASE

The  Series  A  Preferred  Stock,  Warrants  and  HealthZone  Common  Agreement:
Stock will be issued pursuant to a Securities Purchase Agreement drafted by counsel to American Equities and acceptable to American Equities and the Company, and their respective counsel. Such agreement shall contain, among other things, customary and appropriate representations and warranties of the
Company,     HealthZone  and  American  Equities,  covenants  of  the  Company,
HealthZone and American Equities reflecting the provisions set forth herein and customary and appropriate conditions of closing; provided, however, no such conditions shall include any minimum financial or performance criteria required to be met by the Company.

COMPANY  WARRANTS:

As  described  above,  the  Company  shall issue to American Equities     7-year
warrants to purchase 500,000 shares of common stock of the Company, at an exercise price equal to $2.50.

Purchase  Price  Allocation:

The  total  purchase price of $2,000,000 shall be allocated and paid as follows:

          Security              Allocation                 Per  Share
Series  A  Preferred  Stock     $1,900,000                   $0.95
Company  Warrants                 $100,000                   $0.10

Expenses:

In the event that (1) the transaction closes or (2) the Company elects to terminate the negotiations for any reason, the Company shall pay to American Equities the sum of $15,000 to defray transaction costs incurred by American Equities. American Equities' counsel will draft the legal documents. Each party will pay its own legal fees.

Waivers/Consents:

The Company and Klee Irwin shall provide to American Equities an agreement, satisfactory to American Equities, terminating all rights of the Company and Mr. Irwin to "put" or "call" common stock of HealthZone to the other party, and an agreement terminating that certain Settlement Agreement, between the Company and Mr. Irwin. The Company shall provide to American Equities satisfactory evidence of the resignation of Mr. Lindsey Duncan as an officer, director or employee of the Company. In addition, the Company shall secure any necessary or required consents of third parties to the contemplated transactions, including, without limitation, the lender under the Company's term loan, or any other lender who has the right to cause the Company to apply the proceeds of the contemplated transaction to debt repayment.

Use  of  Proceeds:

The Company shall apply the proceeds of this financing received by the Company to fund working capital requirements of the Company. None of the proceeds shall be used to reduce the balance of the Company's revolving loan unless such reduction shall create borrowing availability under such loan equal to such reduction.

Lock-Up  Agreement:

Mr. R. Lindsey Duncan and his spouse, Cheryl Wheeler shall have entered into an .Amended and Restated Lock-Up Agreement in the form attached as Exhibit B to that certain Agreement dated of even date herewith by and among the Company, Mr. Duncan and Ms. Cheryl Wheeler.

Governing  law:

CALIFORNIA

TARGETED  CLOSING  DATE:

On  or  before  March  3  1,  2000  (the  "Closing  Date").

CONFIDENTIALITY:

Neither of the parties hereto or their respective affiliates shall make any public disclosure of this document or the transactions contemplated hereby except with the written approval of the other party hereto or except as may be required by applicable law or court or administrative order or the rules of any stock exchange, NASDAQ or the NASD. All information received by American Equities concerning the Company or HealthZone and their respective businesses, financial condition, prospects and affairs (unless already in the public domain through no breach of any duty owed the Company or HealthZone) in connection with the transactions contemplated hereby, shall be deemed confidential proprietary information and may not be used by American Equities or its affiliates or associates except in connection with an evaluation of the proposed investment in the Company and HealthZone securities.

LETTER  OF  INTENT:

This  letter  is  a  binding  agreement  of  the  parties.

Agreed  and  Accepted:

OMNI  NUTRACEUTICALS,  INC.,     AMERICAN  EQUITIES,  LLC,
a  Utah  corporation             a  California  limited  liability  company

By: /s/ Klee Irwin               By: /s/ Reid Breitman
        Klee  Irwin,  President          Reid  Breitman,  President